Exhibit 99.1

PRESS RELEASE

Curis Announces $12.1 Million Registered Direct and Concurrent Private Placement

LEXINGTON, Mass., Oct. 29, 2024 /PRNewswire/ ─ Curis, Inc. (“Curis”) (NASDAQ: CRIS), a biotechnology company focused on the development of emavusertib (CA-4948), an orally available, small molecule IRAK4 inhibitor, today announced that it has entered into a definitive agreement with a combination of existing and new investors for the purchase of 2,398,414 shares of its common stock in a registered direct offering priced at-the-market under Nasdaq rules. In a concurrent private placement, Curis also agreed to issue to the investors in the registered direct offering unregistered warrants to purchase up to an aggregate of 2,398,414 shares of common stock. The unregistered warrants to be issued in the concurrent private placement will have an exercise price of $4.92 per share of common stock, will be exercisable immediately and will expire five years following the issuance date. The combined purchase price for one share of common stock and the associated unregistered warrant is $5.045.
Gross proceeds to Curis from the offering are expected to be approximately $12.1 million, before deducting the placement agents' fees and other offering expenses payable by Curis. Curis intends to use the net proceeds from the offering on research, development, working capital, and other general corporate purposes. The registered direct offering and concurrent private placement are each expected to close on or about October 30, 2024, subject to the satisfaction of customary closing conditions.
Truist Securities and Laidlaw & Company (U.K.) Ltd. are acting as placement agents for the registered direct offering and the concurrent private placement.
The shares of common stock offered in the registered direct offering (but excluding the unregistered warrants to be issued in the concurrent private placement and shares of common stock underlying the unregistered warrants) are being offered by Curis pursuant to a shelf registration statement on Form S-3 (File No. 333-276950) that was filed with the U.S. Securities and Exchange Commission ("SEC") on February 8, 2024 and declared effective by the SEC on April 12, 2024. A prospectus supplement relating to and describing the terms of the registered direct offering will be filed with the SEC and will be available on the SEC's website at www.sec.gov. The registered direct offering is being made only by means of a prospectus and related prospectus supplement. When available, electronic copies of the prospectus supplement and the accompanying prospectus may also be obtained from Truist Securities, Inc., Attention: Prospectus Department, 3333 Peachtree Road NE, 9th floor, Atlanta, Georgia 30326, by telephone at (800) 685-4786, or by email at TruistSecurities.prospectus@Truist.com; and Laidlaw & Company (U.K.) Ltd., Attention: Syndicate@laidlawltd.com.
The unregistered warrants are being offered in the concurrent private placement pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and, along with the shares of common stock underlying such unregistered warrants, have not been registered under the Securities Act or applicable state securities laws. Curis has agreed to file a resale registration statement with the SEC covering the resale of the shares of common stock underlying the unregistered warrants.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.
About Curis, Inc.
Curis is a biotechnology company focused on the development of emavusertib, an orally available, small molecule IRAK4 inhibitor. Emavusertib is currently undergoing testing in the Phase 1/2 TakeAim Lymphoma study (CA-4948-101) in patients with relapsed/refractory primary central nervous system lymphoma (PCNSL) in combination with the BTK inhibitor ibrutinib, as a monotherapy in the Phase 1/2 TakeAim Leukemia study (CA-4948-102) in patients with relapsed/refractory acute myeloid leukemia (AML) and relapsed/refractory high risk myelodysplastic syndrome (hrMDS) with either a FLT3 mutation or a splicing factor mutation (U2AF1 or SF3B2), and as a frontline combination therapy with azacitidine and venetoclax in patents with AML (CA-4948-104). Emavusertib has received Orphan Drug Designation from the U.S. Food and Drug Administration for the treatment of AML and MDS and from the European Commission for the treatment of PCNSL. Curis, through its 2015 collaboration with Aurigene, has the exclusive license to emavusertib (CA-4948). Curis licensed its rights to Erivedge® to Genentech, a member of the Roche Group, under which they are commercializing Erivedge® for the treatment of advanced basal cell carcinoma.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including, without limitation, any statements with respect to Curis's registered direct offering and concurrent private placement, anticipated use of proceeds, prospects for Curis and the expected closing of the registered direct offering and the concurrent private placement. Forward-looking statements may contain the words "believes," "expects," "anticipates," "plans," "intends," "seeks," "estimates," "assumes," "predicts," "projects," "targets," "will," "may," "would," "could," "should," "continue," "potential," "focus," "strategy," "mission" or similar expressions. Actual results may differ materially from those indicated by such forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to market and other conditions, the satisfaction of customary closing conditions related to the registered direct offering and the concurrent private placement and the impact of general economic, industry or political conditions in the United States or internationally. There can be no assurance that Curis will be able to complete the registered direct offering and the concurrent private placement on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements. Additional risks and uncertainties relating to the registered direct offering, Curis and its business can be found under the caption "Risk Factors" included in Curis's Annual Report on Form 10-K for the year ended December 31, 2023, Curis's prospectus supplement to be filed with the SEC, and in other filings that Curis periodically makes with the SEC. In addition, any forward-looking statements included in this press release represent the view of Curis only as of today and should not be relied upon as representing Curis's views as of any subsequent date. Curis disclaims any intention or obligation to update any of the forward-looking statements after the date of this press release whether as a result of new information, future events or otherwise, except as may be required by law.

For further information:
Investor Relations, IR@curis.com